Exhibit 10.8
SWIFT CORPORATION
DEFERRED COMPENSATION PLAN
     The Plan is hereby amended and restated by Swift Corporation, a Nevada Corporation (“Employer”).
ARTICLE 1. INTRODUCTION
     Section 1.1 Intent and Purpose. The Plan is intended to be an unfunded non-qualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of ERISA Sections 201, 301 and 401, and to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Plan also is intended to be a deferred compensation plan within the meaning of Code Section 409A. The primary purpose of the Plan is to provide a tax deferred capital accumulation opportunity to eligible Employees by permitting them to elect to defer the receipt of Compensation for retirement or earlier termination of employment.
     Section 1.2 Prior History and Effective Dates. The Plan was formerly known as the M.S. Carriers, Inc. Deferred Compensation Plan. Effective January 1, 2002, the Employer (as the parent company to M.S. Carriers, Inc.) adopted the Plan and changed the name of the Plan to the Swift Transportation Corporation Deferred Compensation Plan. The Plan was subsequently amended, and the effective date of this most recent amended and restated Plan is January 1, 2008.
ARTICLE 2. DEFINITIONS
     Section 2.1 Account. “Account” means the bookkeeping account maintained by the Employer for each Participant in accordance with Article 4.
     Section 2.2 Account Balance. “Account Balance” means the total dollar amount credited to a Participant’s Account as of the latest Valuation Date in accordance with Section 4.3.
     Section 2.3 Beneficiary. “Beneficiary” means the person(s) or entity(ies) (as determined under Article 6) who will receive any benefits payable under the Plan after a Participant’s death.
     Section 2.4 Code. “Code” means the Internal Revenue Code of 1986, as amended, including regulations and other guidance issued thereunder by the Department of Treasury. All references to Code and Treasury Regulation sections include any modification that is subsequently made to the referenced section due to a statutory or regulatory change.
     Section 2.5 Compensation. “Compensation” means a Participant’s compensation paid by the Employer during a calendar year which is reported as wages on the Participant’s Form W-2, including regular salary, commissions, bonuses, overtime or other premium pay, but excluding reimbursements, other expense allowances, fringe benefits (whether cash or non-cash), non-cash compensation, stock options (whether qualified or nonqualified), and deferred compensation. Notwithstanding the foregoing, Compensation for a calendar year will be determined before reduction for amounts deferred under this Plan for that calendar year. Compensation for a calendar year also will include amounts that, for that calendar year, are excludible from the Participant’s gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b), and 408(p) and contributed by the Employer, at the Participant’s election, to a cafeteria plan, a qualified transportation fringe benefit plan, a 401(k) arrangement, a SEP, a tax sheltered annuity, or a SIMPLE plan maintained by the Employer or any parent, subsidiary or affiliate of the Employer.
     Section 2.6 Deferral Election. “Deferral Election” means an election by an eligible Employee or Participant to defer Compensation under the Plan, which is made in accordance with Section 3.2.
     Section 2.7 Deferral Election Form. “Deferral Election Form” means the form specified by the Employer which an eligible Employee or Participant must complete and return in accordance with Section 3.2 to defer Compensation under the Plan.
     Section 2.8 Disability. “Disability” means a condition of a Participant which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, results in the Participant’s being unable to engage in any substantial gainful activity or the Participant’s receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer. A Participant’s Disability must be established by a qualified, licensed physician who is acceptable to the Employer. Alternatively, the Employer will accept, as evidence of the Participant’s Disability, a copy of the Social Security Administration’s or Railroad Retirement Board’s written determination that the Participant is totally disabled or a written determination that the Participant is disabled in accordance with a disability insurance program (but only if the definition of “disability” applied under the disability insurance program meets the definition of Disability set forth in the first sentence of this Section).
     Section 2.9 Employee. “Employee” means a person providing services to the Employer as a common law employee of the Employer.
     Section 2.10 Employer. “Employer” means Swift Corporation, a Nevada corporation.
     Section 2.11 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including regulations or other applicable guidance issued thereunder by the Department of Labor. All references to ERISA and Department of Labor Regulation sections include any modification that is subsequently made to the referenced section due to a statutory or regulatory change.
     Section 2.12 Identification Date. “Identification Date” means December 31.
     Section 2.13 Key Employee. “Key Employee” means an Employee who is a “key employee” as defined in Code Section 416(i) without regard to Code Section 416(i)(5). If an Employee meets the definition of Key Employee as of an Identification Date or during the 12-month period ending on the Identification Date, the Employee will be a Key Employee for the 12-month period that begins on the first day of the fourth month immediately following the Identification Date.
     Section 2.14 Payment Election. “Payment Election” means an election as to the form in which a Participant’s Account will be paid which is made in accordance with Section 5.2.
     Section 2.15 Participant. “Participant” means any eligible Employee who becomes a Participant in accordance with Section 3.1.

     Section 2.16 Performance Based Compensation. “Performance Based Compensation” means Compensation which is “performance-based compensation” as defined in Treasury Regulation Section 1.409A-1(e).
     Section 2.17 Plan. “Plan” means the Swift Corporation Deferred Compensation Plan, as set forth herein and as may be amended in accordance with Section 9.1.
     Section 2.18 Plan Year. “Plan Year” means the calendar year.
     Section 2.19 Retirement Age. “Retirement Age” means age 65.
     Section 2.20 Separation from Service. “Separation from Service” means a Participant’s separation from service with the Employer (whether initiated by the Participant or the Employer) due to the Participant’s retirement or other “termination of employment” as defined in Treasury Regulation Section 1.409A-1(h).
     Section 2.21 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152, without regard to 152(b)(1), (b)(2) and(d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant has suffered an Unforeseeable Emergency will be determined by the Employer in accordance with Treasury Regulation Section 1.409A-3(i)(3).
     Section 2.22 Valuation Date. “Valuation Date” means the last day of the Plan Year or such other, more frequent, dates as determined by the Employer.
     Section 2.23 Valuation Period. “Valuation Period” means the period beginning on the day after a Valuation Date and ending on the immediately following Valuation Date.
ARTICLE 3. PARTICIPATION AND DEFERRAL ELECTIONS
     Section 3.1 Eligibility and Participation.
     3.1.1 Eligibility. All Employees who are classified by the Employer as Grade 28 or higher, and who are designated by the Chief Executive Officer of the Employer, are eligible to participate in the Plan.
     3.1.2 Commencement of Participation. To become a Participant in the Plan, an eligible Employee must make a Deferral Election in accordance with Section 3.2. An eligible Employee who makes a Deferral Election in accordance with Section 3.2 will become a Participant in the Plan as of the first day of the calendar year for which the Deferral Election is made. Employees who became Participants in the Plan prior to January 1, 2008 will continue participation, subject to subsection 3.1.3.
     3.1.3 Termination of Participation; Inactive Participants. A Participant will cease to be a Participant in the Plan when his or her Account Balance is paid in full (or is forfeited pursuant to

Section 5.7). Prior to then, if a Participant remains employed by the Employer but ceases to be employed as Grade 28 or higher, the Participant will become an inactive Participant as of the date on which he or she ceases to be employed as Grade 28 or higher. An inactive Participant is not eligible to make Deferral Elections under the Plan; however, any Deferral Election which is in effect at the time the Participant becomes an inactive Participant will remain in effect for the duration of that deferral period and his or her Account Balance will be paid in accordance with Article 5.
     Section 3.2 Deferral Elections. An eligible Employee or Participant (referred to collectively in this Section as Participant) may elect to defer Compensation under the Plan by making a Deferral Election in accordance with this Section.
     3.2.1 Calendar Year Deferral Election. A Participant may elect to defer up to 50% of his or her Compensation (in whole percentages) by completing and filing a Deferral Election Form with the Employer before the first day of the calendar year during which the Compensation to be deferred will be earned. With respect to any bonus to be earned during that calendar year, the Participant may specify, in that Deferral Election Form, a different deferral percentage (in whole percentages of up to 50%) or elect to defer the lesser of a specified percentage (in whole percentages of up to 50%) or dollar amount. With respect to any Performance Based Compensation to be earned during that calendar year, the Participant may make a separate Deferral Election in accordance with subsection 3.2.2. If a Deferral Election is timely made, it will be effective only for the calendar year for which it was made and only with respect to Compensation to be earned during that calendar year. In addition, except as otherwise provided in subsection 3.2.3, the Deferral Election will become irrevocable as of the first day of the calendar year for which it is made. If a Participant does not make a timely Deferral Election for Compensation to be earned during a calendar year, he or she cannot defer any Compensation to be earned during that calendar year, except as permitted in subsection 3.2.2 for Performance Based Compensation.
     3.2.2 Performance Based Compensation Deferral Election. An eligible Participant may elect to defer up to 50% of his or her Performance Based Compensation (in whole percentages) for a performance period by completing and filing a Deferral Election Form with the Employer before the date on which the Performance Based Compensation becomes readily ascertainable and on or before the date that is six months before the end of the performance period. To be eligible to defer Performance Based Compensation for a performance period under this subsection, a Participant must have performed services for the Employer continuously from the later of the first day of that performance period or the date the performance criteria were established for that performance period through the date the Deferral Election is made. If a Deferral Election is timely made, it will be effective only for the performance period for which it was made and only with respect to Performance Based Compensation to be earned for that performance period. In addition, except as otherwise provided in subsection 3.2.3, the Deferral Election will become irrevocable as of the last day the Deferral Election may be made under this subsection. If the Participant does not make a timely Deferral Election for Performance Based Compensation for a performance period, he or she cannot defer under the Plan any Performance Based Compensation to be earned for that performance period.
     3.2.3 Modification/Cancellation of Deferral Election. Except as explicitly provided in this subsection, a Deferral Election that is made for Compensation or Performance Based Compensation cannot be modified or cancelled after the date on which the Deferral Election becomes irrevocable under subsection 3.2.1 or 3.2.2. If a Participant receives a distribution under Article 5 due to an Unforeseeable Emergency, his or her Deferral Election then in effect will be cancelled. Any new Deferral Election must be made in accordance with subsection 3.2.1 or 3.2.2.
ARTICLE 4. ACCOUNTS AND INVESTMENTS
     Section 4.1 Account. The Employer will establish and maintain an Account for each Participant under the Plan and may maintain separate subaccounts for any Participant.
     Section 4.2 Timing of Credits; Withholding. A Participant’s deferred Compensation will be credited to the Participant’s Account at the time it would have been payable to the Participant but for the Deferral Election. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by state, federal, or local law will be taken from the portion of the Participant’s Compensation which is not deferred.
     Section 4.3 Determination of Account. Each Participant’s Account as of each Valuation Date will consist of the balance of the Account as of the immediately preceding Valuation Date, adjusted as follows:
     4.3.1 New Deferrals. The Account will be increased by any deferred Compensation credited since the immediately preceding Valuation Date.
     4.3.2 Distributions. The Account will be reduced by any amount distributed from the Account since the immediately preceding Valuation Date.
     4.3.3 Earnings/Losses. The Account will be increased for earnings accumulated and reduced for losses incurred since the immediately preceding Valuation Date.
     4.3.4 Costs, Expenses and Fees. The Account will be reduced by any costs, expenses and fees incurred since the immediately preceding Valuation Date which are charged to the Account in accordance with Section 7.5.
     Section 4.4 Vesting of Account. Each Participant will be fully (i.e., 100%) vested in his or her Account at all times.
     Section 4.5 Investments. The Employer will designate the investment options available under the Plan. Each Participant is responsible for determining which one or more of these investment options his or her Account will be deemed invested in for purposes of determining earnings and losses on his or her Account and for filing an investment election with Employer in the form required by the Employer. A Participant’s investment election will remain in effect unless and until the Participant files a new investment election with the Employer. A new (or change to an existing) investment election will become effective as soon as administratively feasible after the date on which the Participant files the new (or changed) investment election.
     Section 4.6 Statement of Account. The Employer will give each Participant a statement showing the balance in his or her Account on an annual, or more frequent, basis as determined by the

Employer.
ARTICLE 5. DISTRIBUTIONS
     Section 5.1 Time or Commencement of Payment. Subject to subsections 5.1.1 and 5.1.2 and Section 5.3, a Participant’s Account Balance (or, in the case of an Unforeseeable Emergency, the amount necessary to satisfy the Unforeseeable Emergency if less) will be distributed by the Employer to the Participant (or the Beneficiary in the case of the Participant’s death) within 90 days following the earliest to occur of the following Distribution Events: the Participant’s Unforeseeable Emergency (but only if requested by the Participant in writing and approved by the Employer), Separation from Service, Retirement Age, Disability, or death. If a distribution is made due to the Participant’s Unforeseeable Emergency but the Participant (at that time or later) still has an Account Balance, the foregoing rules will apply to determine when the remainder of the Account Balance will be distributed.
     5.1.1 Delay in Payment Date for Key Employee. If the Distribution Event is the Participant’s Separation from Service and the Participant is a Key Employee on the date of his or her Separation from Service, the Participant’s Account Balance will be distributed by the Employer to the Participant on the first business day immediately following the sixth month anniversary of the Participant’s Separation from Service (or, if earlier, to the Participant’s Beneficiary within 90 days after the Participant’s death).
     5.1.2 Delay in Payment Date due to Change to Payment Election. If the Distribution Event is the Participant’s Separation from Service or Retirement Age and the Participant has made a change in his or her Payment Election which has become effective in accordance with subsection 5.2.3, payment will not be made (in the case of a single lump sum payment) or commence (in the case of annual installments) until the fifth anniversary of the Participant’s Separation from Service (if the Distribution Event is the Participant’s Separation from Service) or the date on which the Participant attains age 70 (if the Distribution Event is the Participant’s Retirement Age). However, if the Participant dies prior to the delayed payment date, payment will be made to the Participant’s Beneficiary within 90 days after the Participant’s death.
     5.1.3 Payment Dates. Any payment made under the Plan will be treated as having been made on the payment date provided for in the Plan (“Payment Date”) if payment is made no earlier than 30 days prior to the Payment Date and no later than the later of (a) the last day of the calendar year in which the Payment Date occurs or (b) the fifteenth day of the third calendar month following the month in which the Payment Date occurs. With respect to all payments made under the Plan, the Participant and his or her Beneficiary cannot designate, directly or indirectly, the taxable year in which payment will be made. For this purpose, a Participant’s change in Payment Election, which is made in accordance with subsection 5.2.3 and which results in a mandatory delay in payment, will not be considered a designation by the Participant of the tax year in which payment will be made.
     Section 5.2 Form of Payment. Subject to subsections 5.2.5 and Section 5.3, the Participant’s Account Balance will be paid by the Employer to the Participant (or the Beneficiary in the case of the Participant’s death) in the form elected by the Participant (whether by affirmative election or by default) in accordance with this Section.
     5.2.1 Permissible Forms of Payment. A Participant may elect, in accordance with subsection 5.2.2, 5.2.3 or 5.2.4, to have his or her Account Balance paid in the form of a single lump sum payment or in annual installments over a specified number of years which cannot exceed 10. This election may specify a different form of payment for each of the following Distribution Events: (a) a Separation from Service or Retirement Age, (b) Disability, and (c) death. Any election or change (to the extent permitted under subsection 5.2.3) must be made in the form and manner required by the Employer. If the Participant elects annual installment payments, the first annual installment payment will be made on the payment date provided for in Section 5.1 (or subsection 5.1.1 or 5.1.2, as applicable) and each subsequent annual installment payment will be made on the anniversary date of the applicable Distribution Event. The amount of each installment payment will be equal to the Participant’s Account Balance immediately prior to the payment date divided by the number of annual installments remaining to be paid.
     5.2.2 Initial Payment Election. A Participant’s Payment Election must be made at the same time his or her initial (i.e., first) Deferral Election is made under the Plan. A Participant who does not make a timely initial Payment Election will be deemed to have elected a single lump sum payment. A Participant may only change his or her initial Payment Election in accordance with subsection 5.2.3.
     5.2.3 Change to Payment Election. A Participant’s Payment Election (whether an affirmative or default initial election under subsection 5.2.2 or an affirmative or default transitional election under subsection 5.2.4) may only be changed as permitted under this subsection 5.2.3. A change will not become effective until 12 months after the date on which the change is made. In addition, the following rules apply to a change in the form of payment for a distribution due to Separation from Service or Retirement Age: (a) only one change is permitted, (b) the change will not be valid unless the change is made at least 12 months prior to the earlier of the Participant’s Separation from Service or Retirement Age, and (c) once effective, the change will result in a delay in the payment date in accordance with subsection 5.1.2.
     5.2.4 Transitional Payment Election. On or before December 31, 2008, an eligible Participant may make one or more transitional Payment Elections in accordance with this subsection. To be eligible to make a transitional Payment Election, a Participant must have begun participation in the Plan on or prior to January 1, 2008 and must not have experienced a Distribution Event. A Participant’s transitional Payment Election must be filed with the Employer and will only be effective if the Payment Election does not result in: (a) payment in a later calendar year of an amount that would otherwise be due in the calendar year in which the transitional Payment Election is made or (b) payment in the calendar year in which the transitional Payment Election is made of an amount that would otherwise be due in a later calendar year. If a Participant makes more than one transitional Payment Election, the latest transitional Payment Election on file with the Employer as of December 31, 2008 will apply. An eligible Participant who does not make a transitional Payment Election by December 31, 2008 will be deemed to have elected payment in the latest form elected by the Participant (or, in the absence of an election, in the form of a single lump sum payment). As of January 1, 2009, a Participant may only change his or her transitional Payment Election in accordance with subsection 5.2.3.
     5.2.5 Required Single Lump Sum Payment.
     (a) Death. If the Participant dies after another Distribution Event has already occurred and before receiving payment, in full, of his or her Account Balance, the remainder of the Participant’s Account Balance will be paid by the Employer to the Participant’s Beneficiary in a single lump sum payment. For this purpose, a distribution due to an Unforeseeable Emergency will not be taken into account. Rather, if a distribution of part of the Participant’s Account Balance occurs due to an Unforeseeable Emergency and the Participant subsequently dies before any other Distribution Event occurs, the Distribution Event will be the Participant’s death and payment will be made in accordance with the Participant’s Payment Election (whether an affirmative election or by default) for a distribution due to death.
     (b) Small Account Balances. The Employer reserves the right, in its sole discretion, to pay a Participant’s Account Balance in the form of a single lump sum payment if the payment would not be greater than the “applicable dollar amount” as defined under Code Section 402(g)(1)(B) and the payment would result in the termination and liquidation of the Participant’s entire interest under the Plan and under all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2). By no later than the date payment is made, the Employer must specify in writing that it is exercising its discretion to make the payment in form of a single lump sum payment under this subsection 5.2.5(b). The Employer will not provide any Participant or Beneficiary a direct or indirect election as to whether the Employer will exercise its discretion to accelerate a payment under this Section. Any exercise of the Employer’s discretion under this subsection 5.2.5(b) will be applied to all similarly situated Participants on a reasonably consistent basis.
     (c) Unforeseeable Emergency. If the Distribution Event is the Participant’s Unforeseeable Emergency, the Participant’s Account Balance or, if less, the amount necessary to satisfy the Unforeseeable Emergency, will be paid by the Employer to the Participant in a single lump sum payment. The amount necessary to satisfy the Unforeseeable Emergency is the amount, as determined by the Employer, that is reasonably necessary to satisfy the Unforeseeable Emergency (and may include the amount necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution), minus amounts available to the Participant to meet the Unforeseeable Emergency from reimbursement or compensation from insurance or otherwise, by liquidation of assets (but only to the extent the liquidation would not cause severe financial hardship), or by ceasing deferrals under the Plan.
     Section 5.3 Employer’s Delay or Acceleration of Payment. The Employer reserves the right, in its sole discretion, to delay a payment under the Plan in any of the circumstances permitted under Treasury Regulation Section 1.409A-2(b)(7)(i) through (iii) or to accelerate the time or schedule (i.e., form) of a payment under the Plan in any of the circumstances permitted under Treasury Regulation Section 1.409A-3(j)(4)(ii) through (iv) and (vi) through (xiv). The Employer will not provide any Participant or Beneficiary a direct or indirect election as to whether the Employer will exercise its discretion to delay or accelerate a payment under this Section. Any exercise of the Employer’s discretion under this Section will be applied to all similarly situated Participants on a reasonably consistent basis.
     Section 5.4 Withholding for Taxes. To the extent required by the law in effect at the time payments are made, the Employer will withhold from payments made under the Plan any taxes required to be withheld by the federal, state or local government, including any amount which the Employer determines is reasonably necessary to pay any generation-skipping transfer tax that is or may become due. However, a Beneficiary may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2).
     Section 5.5 Payment to Guardian. The Employer may make payment to a Participant’s or Beneficiary’s duly appointed guardian, conservator, or other similar legal representative. In the absence of guardian, conservator or other legal representative, the Employer may, in its sole discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Employer of incompetency, minority, or incapacity of the Participant or Beneficiary to whom payment is due. A distribution made in accordance with this Section will completely discharge the Employer from all liability with respect to the amount distributed.
     Section 5.6 Cooperation; Receipt on Release. A Participant will cooperate with the Employer by furnishing information requested by the Employer in order to facilitate the payment of benefits under the Plan. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan will, to the extent of that payment, be in full satisfaction of all claims against the Employer. The Employer may require a Participant or Beneficiary, as a condition precedent to payment, to execute a receipt and release to such effect.
     Section 5.7 Missing Participant or Beneficiary. Each Participant is responsible for keeping the Employer informed of his or her current address and the current address of his or her Beneficiary. The Employer has no obligation to search for the whereabouts of a Participant or Beneficiary. If, by the latest date on which payment is permitted to be made under the terms of the Plan and Code Section 409A, the Employer does not know the whereabouts of the Participant or Beneficiary, then the Participant’s Account Balance will be forfeited on that date.
ARTICLE 6. BENEFICIARY DESIGNATION
     Section 6.1 Beneficiary Designation. Each Participant may, at any time during his or her lifetime, designate one or more persons or entities as the Beneficiary (both primary as well as contingent) to whom benefits under this Plan will be paid if the Participant dies before receiving payment, in full, of his or her Account Balance. Each beneficiary designation must be made in the form and manner specified by the Employer and will be effective only when filed with the Employer during the Participant’s lifetime.
     Section 6.2 Changing Beneficiary. A Participant may change his or her beneficiary designation, at any time during his or her lifetime and without the consent of the previously named Beneficiary, by filing a new beneficiary designation with the Employer in accordance with Section 6.1. The filing of a new designation will automatically cancel the immediately preceding beneficiary designation on file with the Employer.
     Section 6.3 Default Beneficiary. If, at the time of the Participant’s death, there is no surviving Beneficiary or there is no valid beneficiary designation on file with the Employer, the Participant’s Beneficiary will be the Participant’s spouse or estate if there is no surviving spouse.
ARTICLE 7. ADMINISTRATION

     Section 7.1 Administrator; Administrative Duties. The Plan will be administered by the Employer (or an agent or Employee to whom the Employer delegates administrative duties in accordance with Section 7.2). The Employer (or its delegate) has the exclusive authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, which may arise in the administration of the Plan.
     Section 7.2 Agents and Delegates. The Employer may, from time to time, employ agents and delegate to them (or to Employees of the Employer) one or more administrative duties as it sees fit.
     Section 7.3 Binding Effect of Decisions. The decision or action of the Employer (or its delegate) with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and any rules and regulations implemented by the Employer (or its delegate) in accordance with Section 7.1 will be final, conclusive and binding upon all persons having or claiming any interest in the Plan.
     Section 7.4 Indemnity of Employees. The Employer will indemnify, defend and hold harmless any Employee designated by the Employer, in accordance with Section 7.2, to assist in the administration of the Plan from any claim, loss, damage, expense or liability arising from any action or failure to act by the Employee with respect to the Plan, unless the action or inaction is due to the Employee’s gross negligence or willful misconduct.
     Section 7.5 Costs, Expenses and Fees. The Employer may, in its discretion, pay any costs, expenses or fees associated with the operation of the Plan. Any costs, expenses, or fees not paid by the Employer will be charged to Participants’ Accounts in the manner determined by the Employer.
ARTICLE 8. CLAIMS PROCEDURE
     Section 8.1 Claim for Benefits. An individual or a duly authorized representative of the individual (“Claimant”) may file a claim for a benefit under the Plan to which the Claimant believes he or she is entitled. A claim must be filed, in writing, with the Employer. The Employer, in its sole and complete discretion, will review, determine, and provide electronic or written notice of its determination in accordance with the Department of Labor Regulations Section 2560.503-1 et seq. (“DOL Claims Regulations”).
     Section 8.2 Reconsideration of Claim Denial. If the Employer denies a claim in whole or in part, the Claimant may request that the denial be reconsidered by the Employer. A written request for reconsideration must be filed by the Claimant with the Employer within 60 days after the Claimant receives the Employer’s notice of its initial determination. If the Claimant fails to file a written request for reconsideration within the 60-day time period, the Employer’s denial will be final, binding, and nonappealable. If a request for reconsideration is timely filed, the Employer will reconsider the denial and will determine, in its sole and complete discretion, whether the denial will be upheld or reversed. This review and determination will be made in accordance with the requirements of the DOL Claims Regulations, and electronic or written notice of the Employer’s determination will be provided in accordance with the requirements of those regulations.
     Section 8.3 Legal or Equitable Proceedings. A Claimant must comply with the requirements of Sections 8.1 and 8.2 before instituting any legal or equitable proceedings with respect to any benefit or right claimed under the Plan. In addition, the Claimant must notify the Employer in writing and within 90 days after receipt of the Employer’s determination under Section 8.2 if the Claimant intends to institute legal or equitable proceedings challenging the Employer’s determination. The Claimant also must actually institute legal or equitable proceedings within 180 days after receipt of the Employer’s determination under Section 8.2. If the Claimant does not timely notify the Employer or does not timely institute legal or equitable proceedings, the Employer’s decision will be final, binding, and nonappealable.
ARTICLE 9. MISCELLANEOUS
     Section 9.1 Amendment and Termination. The Employer reserves the right to amend or terminate the Plan in whole or in part and at any time; provided that any amendment or termination must not reduce the balance of any Participant’s Account as of the date of the amendment or termination or cause the Plan to violate any applicable provision of Code Section 409A.
     Section 9.2 Employer Obligations. It is the Employer’s obligation to make benefit payments to any Participant or Beneficiary under the Plan. Benefits under the Plan are limited to cash payment of the Participant’s Account Balance in accordance with the terms of the Plan. The Employer will pay benefits under the Plan only in accordance with the terms and conditions of the Plan.
     Section 9.3 Unsecured General Creditor. The Employer’s obligation under the Plan is an unfunded and unsecured promise to pay money in the future. Participants and Beneficiaries are unsecured general creditors, with no secured or preferential right to the assets of the Employer or any other party for payment of benefits under the Plan. Any life insurance policies, annuity contracts or other property purchased by the Employer to assist it in financing its obligations under the Plan will remain its general, unpledged and unrestricted assets.
     Section 9.4 Trust Fund. At its discretion, the Employer may establish one or more trusts and appoint one or more trustees for the purpose of providing for the payment of benefits owed under the Plan. Although a trust established by the Employer may be irrevocable, its assets must be held for payment of all of the Employer’s general creditors in the event of the Employer’s insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from a trust established in accordance with this Section, the Employer will have no further obligation to pay them.
     Section 9.5 Nonalienation. No Participant or Beneficiary has the right to anticipate, alienate, assign, commute, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, all or any part of the Participant’s Account. Prior to a Participant’s or Beneficiary’s actual receipt of payment under the Plan, the portion of the Participant’s Account which has not yet been paid is not subject to the debts, judgments, or other obligations of the Participant or Beneficiary, is not subject to attachment, garnishment, seizure, or other process applicable to the Participant or Beneficiary, and is not transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.
     Section 9.6 Not a Contract of Employment. The Plan is not a contract of employment between the Employer and any Employee or Participant and does not entitle any Employee or Participant to continued employment with the Employer.
     Section 9.7 No Representation. The Employer does not represent or guarantee that any particular federal or state income or other tax consequence will result from participation in the Plan. A

Participant or Beneficiary should consult with his or her professional tax advisor to determine the tax consequences of his or her participation in the Plan. Furthermore, the Employer does not represent or guarantee successful investment of any amounts deferred under the Plan and will not be responsible for restoring any loss which may result from any investment (or lack of investment) under the Plan.
     Section 9.8 Governing Law. The Plan shall be construed and interpreted in accordance with the applicable federal laws governing unfunded nonqualified deferred compensation plans and, to the extent otherwise applicable, the laws of the State of Arizona.
     Section 9.9 Severability. If any provision of the Plan is determined by a proper authority to be illegal or invalid, the remaining portions of the Plan will continue in effect and be interpreted consistent with the elimination of the illegal or invalid provision.
     Section 9.10 Notice. Any notice given under the Plan will be sufficient if in writing and hand delivered or sent by registered or certified mail to the Employer’s corporate office (in the case of a notice sent to the Employer) or to the Participant’s or Beneficiary’s last known address as reflected in the Employer’s records (in the case of a notice sent to a Participant or Beneficiary). A notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     Section 9.11 Successors. The provisions of the Plan shall bind and inure to the benefit of the Employer and its successors and assigns. For this purpose, the term successors includes any corporate or other business entity that acquires all or substantially all of the Employer’s business and assets (whether by merger, consolidation, purchase or otherwise).
     DATED: December 5, 2007.

SWIFT CORPORATION, a Nevada corporation

By	/s/ Jerry Moyes

Title	Chief Executive Officer